Exhibit 10.7
EXECUTION COPY
AGREEMENT TO LEASE
WITH OPTION TO PURCHASE
between
INDUSTRIAL DEVELOPMENT BOARD NO.1 OF
THE PARISH OF EVANGELINE, STATE OF LOUISIANA, INC.
and
PINE PRAIRIE ENERGY CENTER, LLC
Dated as of May 1, 2006
In Connection With
$50,000,000
INDUSTRIAL DEVELOPMENT BOARD NO. 1
OF THE PARISH OF EVANGELINE, STATE OF LOUISIANA, INC.
TAXABLE INDUSTRIAL DEVELOPMENT REVENUE BONDS
(PINE PRAIRIE ENERGY CENTER, LLC PROJECT)
Series 2006

EXHIBIT A — PROJECT DESCRIPTION

EXHIBIT B — PROJECT SITE

EXHIBIT C — RIGHTS OF WAY

EXHIBIT D — FORM OF CONVEYANCE AGREEMENT

EXHIBIT E — FORM OF LEASE ADDENDUM

EXHIBIT F — FORM OF CONSENT AND AGREEMENT

     This AGREEMENT TO LEASE WITH OPTION TO PURCHASE, dated as of May 1, 2006, and effective as of the time of execution and delivery hereof, between INDUSTRIAL DEVELOPMENT BOARD NO. 1 OF THE PARISH OF EVANGELINE, STATE OF LOUISIANA, INC., a public corporation organized and existing under the laws of the State of Louisiana (herein called the “Issuer” or “Lessor”), and PINE PRAIRIE ENERGY CENTER, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Lessee”),
W I T N E S S E T H
     That in consideration of the respective representations and agreements hereinafter contained, the Issuer and the Lessee agree as follows (provided that in the performance of the agreements of the Issuer herein contained, any obligation it may thereby incur for the payment of money shall not be a general debt on its part but shall be payable by it solely out of the rents, revenues and receipts derived from this Lease, the proceeds of the sale of the Bonds referred to in Section 4.2 and any other rents, revenues and receipts arising out of or in connection with its ownership of the Project as hereinafter defined):
ARTICLE I
DEFINITIONS AND USE OF PHRASES
     Section 1.1 Definitions. The following words and phrases and others evidently intended as the equivalent thereof shall, in the absence of clear implication herein otherwise, be given the following respective interpretations in this Lease:
     “Act” means Chapter 7 of Title 51 of the Louisiana Revised Statutes of 1950 (La. R.S. 1150, et. seq.), as amended and supplemented and at the time in force and effect.
     “Additional Rental” means the amounts payable under Section 6.3 hereof.
     “Affiliate” means any person, firm, corporation, limited liability company or other entity controlling, controlled by or under common control with the Lessee.
     “Annual Operation Deficiency” has the meaning set forth in Section 5.2 hereof.
     “Authorized Issuer Representative” means the person or persons at the time designated as such by written certificate furnished to the Lessee and the Trustee, containing the specimen signature or signatures of such person or persons and signed on behalf of the Issuer by the President or the Vice President of its Board of Directors.
     “Authorized Lessee Representative” means the person or persons at the time designated as such by written certificate furnished to the Issuer and the Trustee, containing the specimen signature or signatures of such person or persons and signed on behalf of the Lessee.

     “Base Rental” means a payment equal to the sum of (a) the annual interest payment to be made by the Issuer on the Bonds as provided in the Indenture, which shall be payable on the date such interest payment must be made by the Issuer under the Indenture; and (b) the amount (if any) required for any outstanding Indebtedness to be paid in full, which shall be payable at the end of the Lease Term.
     “Bond Resolution” means the Resolution of the Issuer authorizing the issuance of the. Bonds and the execution and delivery of the Financing Documents.
     “Bonds” means the Issuer’s Taxable Industrial Development Revenue Bonds (Pine Prairie Energy Center, LLC Project) Series 2006, issued under the Indenture.
     “Code” means the Internal Revenue Code of 1986, as amended and at the time in force and effect.
     “Commencement Month” means the second February 1 after the In Service Date.
     “Consent Agreement” means the Consent and Agreement, the form of which is attached as Exhibit F hereto.
     “Conveyance Agreement” means the Cash Sale between the Lessee and the Issuer, substantially in the form of Exhibit D.
     “Counsel” means any attorney duly admitted to practice before the highest court of any state of the United States of America or of the District of Columbia (including any officer or full- time employee of the Issuer, the Lessee or an Affiliate who is so admitted to practice), it being understood that “Counsel” may also mean a firm of attorneys any of whose members is so admitted to practice.
     “Credit Agreement” shall mean that certain Credit Agreement dated as of May 9, 2006 among the Credit Providers set forth therein and the Lessee, including any amendments or supplements to such instrument from time to time entered into pursuant to the applicable provisions thereof, and any additional or replacement credit agreement, note purchase agreement, loan agreement or similar agreement or agreements pursuant to which the Lessee or any Affiliate of the Lessee obtains financing secured by the Lessee’s interest in the Project.
     “Credit Provider” means any lender or agent that is a party to a Credit Agreement in effect at such time.
     “Eminent Domain”, when used herein with reference to any taking of property, means the power (actual or claimed) of any governmental authority or any person, firm or corporation acting under governmental authority (actual or claimed) to take such property, and for purposes of this Lease, a taking of property under the exercise of the power of Eminent Domain shall include a conveyance made, or a use granted or taken, under either the threat or the fact of the exercise of governmental authority.
     “Employment Deficit Factor” has the meaning set forth in Section 5.2 hereof.

     “Event of Default” means an “Event of Default” as specified in Section 11.1 hereof.
     “Facilities” means any buildings or other constructions permanently attached to the Project Site, the Rights of Way, or other real property subject to the demise of this Lease, including but not limited to storage facilities, pipelines, tanks, compressor stations, metering stations and all other component parts (such term having the meaning set forth in Louisiana Civil Code Articles 463 through 469) of any buildings or other constructions located on the Project Site, the Rights of Way, or other real property subject to the demise of this Lease, whether conveyed by the Lessee to the Issuer through the Conveyance Agreement or hereafter constructed by the Lessee on the Project Site or Rights of Way, or such other real property subject to the demise of this Lease, as such facilities may at any time exist.
     “Force Majeure” means the following circumstances or events outside the reasonable control of the Lessee: strikes, work stoppages, lockouts or picketing (legal or illegal); the passage or enactment of, or the interpretation or application of, any law or governmental requirement (whether or not formally stated), and the orders (whether or not formally stated) of any governmental authority; any approval process of any governmental authority, acts of God, including without limitation, tornadoes, hurricanes, floods, sinkholes, landslides, earthquakes, epidemics, quarantine and pestilence, adverse weather conditions, fire and other casualties; governmental action; condemnation or other exercise of the power of eminent domain; acts of a public enemy, acts of war, terrorism, effects of nuclear radiation, blockades, insurrections, riots, civil disturbances, civil unrest or state, local, national or international calamities; and unavailability of, or unusual delay in the delivery of fuel, power, supplies or materials; any of the foregoing events affecting any pipelines, pipeline interconnects, electricity supplies, water supplies and any other utility necessary or advisable to operate the Project in a safe manner; and any act or failure to act or omission by the Issuer or its agents, employees or other representatives.
     “Fully Paid”, “payment in full”, “paid in full”, or any similar expression with respect to the Indebtedness, means that such Indebtedness has been paid in full, extinguished (including by surrender of the Bonds) or otherwise forgiven in full by the Owner or duly provided for pursuant to the applicable provisions of the Indenture, and that the lien of such Indenture has been canceled, satisfied and discharged in accordance with the applicable provisions thereof.
     “In Service Date” means the date that the Project has received the necessary state and federal regulatory approval to begin accepting third party natural gas for injection into its first cavern for storage as certified to the Trustee and the Issuer in accordance with the provisions of Section 4.3.
     “Indebtedness” means all indebtedness of the Issuer at the time with respect to the Bonds secured by the Indenture, including, without limitation, (i) all principal of or interest on the Bonds; and (ii) all reasonable and proper fees, charges and disbursements of the Trustee for services performed under the Indenture.
     “Indenture” means the Trust Indenture between the Issuer and U.S. Bank National Association (or any successor trustee as provided therein), as Trustee, dated as of May 1, 2006, under which the Bonds are authorized to be issued, as said Trust Indenture now exists and as it may hereafter be supplemented and amended.

     “Issuer” means (i) Industrial Development Board No. 1 of the Parish of Evangeline, State of Louisiana, Inc. and its successors and assigns, and (ii) any public corporation resulting from or surviving any consolidation or merger to which it or its successors may be a party.
     “Issuer Indemnity Rights” has the meaning set forth in Section 13.12 hereof.
     “Lease” means this Agreement to Lease With Option to Purchase as it now exists and as it may from time to time be modified, supplemented or amended as permitted by Article XIV of the Indenture, including through any Lease Addendum as permitted under Section 4.5.
     “Lease Addendum” has the meaning set forth in Section 4.7 hereof.
     “Lease Term” has the meaning set forth in Section 6.1 hereof.
     “Lessee” means Pine Prairie Energy Center, LLC, a Delaware limited liability company.
     “Mortgage” has the meaning set forth in Section 7.3 hereof.
     “Owner” shall mean the owner or owners of the Bonds.
     “Parish Direct Payments” mean all payments under this Lease that are to be paid directly to the Issuer, the Sheriff or other Evangeline Parish officials, including without limitation, (i) the PILOT payments (if any); (ii) the fee to Issuer under Section 6.3(i) hereof; (iii) and reimbursements or other amounts due the Issuer under Section 6.3(v) and (vi) hereof.
     “PILOT” means payments in lieu of the ad valorem property taxes on the Project that would otherwise be levied against the Project during the Lease Term but for Lessee’s utilization of financing for the Project under the Act.
     “Pipeline Corridors” means the pipeline corridors to be used in connection with the Project Business, as generally described on Exhibit A to this Lease.
     “Project” means the assets subject to (or intended to be subject to) the demise of this Lease, including the Project Site, the Rights of Way and all Facilities as they may at any time exist, as well as any other assets used in connection with the Project Business that are subject to ad valorem property taxes under applicable law.
     “Project Business” means the development, design, acquisition, transportation, assembly, installation, construction, drilling, operation, maintenance, repair and improvement of the salt cavern gas storage development project (including related pipelines and assets) generally described on Exhibit A of this Lease, as such term may be modified in accordance with Section 4.5(a).
     “Project Expansion” has the meaning set forth in Section 4.5 hereof.

     “Project Site” means the parcels of land specifically described in Exhibit B of this Lease, and any other parcels of land that hereafter are conveyed to the Issuer and become part of the demise of this Lease through a Lease Addendum permitted under Section 4.5.
     “Rental” means Base Rental and Additional Rental.
     “Right of Way” means any of the rights of way, leases and easements conveyed by the Lessee to the Issuer pursuant to the Conveyance Agreement, described on Exhibit C of this Lease, and any other right of way that hereafter is assigned to the Issuer and becomes part of the demise of this Lease through a Lease Addendum permitted under Section 4.5.
     “School Bonds” has the meaning set forth in Section 5.3 hereof.
     “Sheriff” has the meaning set forth in Section 5.2 hereof.
     “Three Year Average” has the meaning set forth in Section 5.2 hereof.
     “Trustee” means the Trustee at the time serving as such under the Indenture.
     “United States Corporation” means a corporation, limited liability company, partnership (including limited partnership or limited liability partnership) or other business entity organized under the laws of the United States of America, one of the states thereof or the District of Columbia.
     Section 1.2 Definitions Contained in the Indenture. Unless the context clearly indicates a different meaning, other words, terms or phrases which are not defined in this Lease but which are defined in the Indenture shall have the meanings respectively given them in the Indenture.
     Section 1.3 Use of Phrases. “Herein,” “hereby,” “hereunder,” “hereof”, “hereinbefore,” “hereinafter” and other equivalent words refer to this Lease as an entirety and not solely to the particular portion in which any such word is used. The definitions set forth in Section 1.1 hereof include both singular and plural. Whenever used herein, any pronoun shall be deemed to include both singular and plural and to cover all genders.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
     Section 2.1 Representations by the Issuer. The Issuer makes the following representations as the basis for the undertakings on its part herein contained:
     (a) The Issuer is duly incorporated under the provisions of the Act, as now existing, by Articles of Incorporation duly filed for record with the Louisiana Secretary of State and the Clerk of Court for Evangeline Parish, Louisiana, the said Articles of Incorporation have not been revoked and are in full force and effect; and the Issuer is not in default under any of the provisions contained in said Articles of Incorporation or in its Bylaws or in the laws of the State of Louisiana.

     (b) The Project Site and the Rights of Way are located wholly within the unincorporated portion of Evangeline Parish, Louisiana.
     (c) The Issuer was induced to enter this undertaking by the promise of the Lessee to acquire, construct and install the Project in Evangeline Parish, Louisiana. The Project constitutes a “project” within the meaning of the Act.
     (d) The Issuer has found and hereby declares that the issuance of the Bonds and the use of the proceeds to acquire the portion of the Project conveyed to the Issuer pursuant to the Conveyance Agreement, and the leasing of the Project to the Lessee and the sale of the Project to the Lessee at the expiration or sooner termination of the Lease Term is in furtherance of the public purposes for which the Issuer was created.
     (e) The Issuer is not subject to any charter, by-law or contractual limitation or provision of any nature whatsoever which in any way limits, restricts or prevents the Issuer from entering into this Lease or performing any of its obligations hereunder.
     (f) Notwithstanding anything contained herein to the contrary, the Bonds shall be limited obligations of the Issuer payable by it solely out of the payments of Rental and other payments to be received by the Issuer under this Lease and shall not be deemed to constitute a debt, liability or obligation of or pledge of the faith and credit of the Parish of Evangeline, the State of Louisiana or any political subdivision thereof and neither the faith and credit of the Parish of Evangeline or the State of Louisiana or any political subdivision thereof is pledged to the payment of the principal of or the interest on the Bonds.
     (g) To accomplish the foregoing, the Issuer proposes to issue its Bonds in the principal amount of $50,000,000 as provided in the Bond Resolution and the Indenture, following the execution and delivery of this Lease. The date, denominations, interest rate or rates, maturity dates, redemption provisions and other pertinent provisions with respect to the Bonds are set forth in the Bond Resolution and the Indenture and by this reference thereto they are incorporated herein.
     (h) By resolutions duly adopted on July 14, 2005 and March 21, 2006, the Issuer took official action providing for the acquisition and leasing of the Project and the financing of the acquisition of a portion of the Project through the issuance of the Bonds, and said resolution is in full force and effect.
     (i) The Bonds are to be issued under and secured by the Indenture.
     Section 2.2 Representations and Warranties by the Lessee. The Lessee makes the following representations and warranties:
          (a) The Lessee has power to enter into, and to perform and observe the agreements and covenants on its part contained in, this Lease.
          (b) Neither the execution and delivery of this Lease, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions hereof, conflicts or will conflict with, or results or will result in a breach of, any of the terms, conditions or provisions of any agreement, instrument or court or other governmental order to which the Lessee is now a party or by which it is bound, or constitutes or will constitute a default under any of the foregoing.
          (c) The Project Site and the Rights of Way are located wholly within the unincorporated portion of Evangeline Parish, Louisiana.
ARTICLE III
DEMISING CLAUSES
     Section 3.1 Demising Clauses. For and during the Lease Term, the Issuer hereby demises and leases to the Lessee, and the Lessee hereby rents from the Issuer, the Project Site, the Rights of Way and all of the Facilities, and all fixtures and component parts now or hereafter owned by the Issuer and installed in the Facilities or in any of such other buildings, structures and improvements now or hereafter located on the Project Site or within the Rights of Way, it being the intention hereof that all property, rights and privileges hereafter acquired for use as a part of or in connection with or as an improvement or component part to the Project Site, the Rights of Way or the Facilities shall be as fully covered hereby as if such property, rights and privileges were now owned by the Issuer and were specifically described herein.
     Section 3.2 Use.
          (a) The Lessee shall have the sole and exclusive rights to use and enjoy the Project, including the rights of possession and quiet enjoyment of the Project and the right to receive and retain all revenues derived from operating the Project, all in accordance with the terms hereof.
          (b) The Lessee shall have the sole and exclusive right, subject to all of the terms and provisions hereof, to cause or permit the conduct upon the Project Site, the Rights of Way and the Facilities of any and all activities relating to the Project Business by or through an independent contractor, sublessee, or other third parties, provided that the Lessee shall not thereby be relieved of any of its obligations thereunder.
          (c) The Lessee shall have the sole and exclusive right, subject to all of the terms and provisions hereof, to design, acquire, transport, assemble, and install (or cause to be installed) the Facilities (and any equipment and other personal property not constituting Facilities) on the Project Site and the Rights of Way and assemble, operate, maintain, repair, and improve the Facilities (and such equipment and other personal property) during the Lease Term.
ARTICLE IV
ISSUANCE OF THE BONDS
     Section 4.1 Appointments. The Issuer and the Lessee shall each appoint by written instrument an agent or agents authorized to act for each respectively in any or all matters arising under this Lease or the Indenture which, by the specific terms of this Lease or the Indenture, require action by such agents. Each agent so appointed to act for the Issuer shall be designated an Authorized Issuer Representative, and each agent so appointed to act for the Lessee shall be designated an Authorized Lessee Representative. Either the Issuer or the Lessee may from time to time, by written notice to the other party hereto and to the Trustee, revoke, amend or otherwise limit the authorization of any agent appointed by it to act on its behalf or designate another agent or agents to act on its behalf, provided that with reference to all the foregoing matters there shall be at all times at least one Authorized Issuer Representative authorized to act on behalf of the Issuer and at least one Authorized Lessee Representative authorized to act on behalf of the Lessee.
     Section 4.2 Agreement to Issue Bonds and Security Therefor, Payment of Counsel and Other Fees and to Acquire Project.
     Simultaneously with the delivery hereof:
          (a) The Issuer shall issue and sell the Bonds and, as security therefor, execute and deliver the Indenture. All the terms and conditions of the Indenture (including, without limitation, those relating to the amounts and maturity date or dates of the principal of or interest on the Bonds) are hereby approved by the Lessee, and to the extent that any provision of the Indenture is relevant to the calculation of any Rental or other amount payable by the Lessee hereunder or to the determination of any other Bond Resolution and obligation of the Lessee hereunder, the Lessee hereby agrees that such provision of the Indenture shall be deemed a part hereof as fully and completely as if set out herein.
          (b) The Lessee shall make a one time payment in the aggregate amount of $200,000 to Issuer representing the anticipated reasonable legal fees of counsel to the Issuer, bond counsel fees, and other attorney fees in connection with the formation of the Issuer, drafting and negotiating the original Memorandum of Understanding between the Issuer and Lessee, affirmation thereof, and other local work with respect to this Lease and the Project (including costs and expenses of such counsel) and the other reasonable costs (other than legal fees) of the Issuer in connection with the proposed financing of the Project and performance of its obligations under this Lease. Lessee agrees that any amounts representing such $200,000 payment that are in excess of the amounts required for the purposes set forth above may be retained by the Issuer as additional compensation for Issuer’s entering into the Lease, and Issuer agrees that Lessee shall not be responsible for any amounts in excess of such $200,000 payment that may be required for the purposes set forth above. Notwithstanding the foregoing, at the direction of the Issuer, Lessee shall make the portion of the above payment representing bond counsel fees (including costs and expenses of such counsel) directly to the Trustee for distribution in accordance with the Indenture.
          (c) The Issuer and the Lessee shall execute and deliver the Conveyance Agreement.
     Section 4.3 Accomplishment and Certification of In Service Date.
          (a) Lessee shall proceed with reasonable diligence to acquire, construct and install the Project and to accomplish as promptly as practicable (but in any event by January 1, 2008), the In Service Date.

          (b) The In Service Date shall be evidenced to the Trustee and the Issuer by a certificate signed by an Authorized Lessee Representative stating that the Project has received the necessary state and federal regulatory approval to begin accepting third party natural gas into its first cavern for storage.
          (c) The Lessee hereby agrees, to the extent not in contravention of existing contracts by which the Lessee is bound, to give preference to manufacturers, suppliers, contractors, and subcontractors that reside in Evangeline Parish (each a “Parish Provider”) in connection with the acquisition, construction, installation, equipping and continued operations of the Project. For this purpose, “preference” means that the Lessee will award business to a Parish Provider if such Parish Provider (i) offers goods or services of the same or better quality as all out-of-Parish competitors, (ii) offers goods or services at a price that is the same as or lower than all out-of-Parish competitors; (iii) has meaningful experience in providing the goods and services offered; (iv) has the demonstrable ability to provide the scope of goods and services within the timeframe required by the Lessee; and (v) has the demonstrable financial ability (in the reasonable judgment of the Lessee) to satisfy any warranties or similar contingent obligations associated with the goods and services provided. In the event a Parish Provider fails to meet its obligations, the Lessee may terminate any such arrangement in its sole discretion, consistent with practices employed by the Lessee with respect to non-Parish Providers.
     Section 4.4 Additional Facilities. The Lessee shall have the right from time to time during the Lease Term, at its own expense, to construct any Facilities on the Project Site, within the Rights of Way or along a Pipeline Corridor (to the extent reasonably necessary for the construction, operation and maintenance of a pipeline), or to modify or reconstruct any existing Facilities, and title to all such Facilities, modifications and reconstructions shall vest in the Issuer and shall become subject to this Lease upon incorporation thereof on the Project Site or within the Rights of Way or upon completion of construction. The Lessee may evidence the addition of any such Facilities, modifications and reconstructions through the execution of a Lease Addendum, and provided such Facilities are located on the Project Site or within the Rights of Way, such Lease Addendum shall not require execution by the Issuer.
     Section 4.5 Additional Real Property
          (a) From time to time during the Lease Term, with the written agreement of the Issuer, the Lessee may (i) modify the definition of the “Project Business” to include additional facilities beyond those described on Exhibit A of this Lease (each a “Project Expansion”) and (ii) in connection with such Project Expansion, add parcels of land and rights of way within Evangeline Parish, Louisiana to the Project Site and the Rights of Way, as applicable, through the execution by the Lessee and the Issuer of a Lease Addendum, all for no additional consideration from the Issuer.
          (b) From time to time during the Lease Term, without the consent of the Issuer, the Lessee shall have the right (at its own expense) to add to the Project Site or Rights of Way parcels of land that are within the “Descriptions of Project Elements” set forth on Exhibit A of this Lease, through the execution by the Lessee of a Lease Addendum, all for no additional consideration from the Issuer.

          (c) Upon the addition of any facilities, parcels of land or rights of way pursuant to Section 4.5(b), the Issuer shall provide written notice to the Board and the Evangeline Parish Tax Assessor of such additions, together with copies of the Lease Addendum evidencing such addition.
          (d) Upon (i) execution of a Lease Addendum as provided in Section 4.5 and Section 4.5(b) hereof; and (ii) providing any notice required under Section 4.5(c) hereof, the terms “Project Business” and “Project” shall be deemed to be modified to include such parcels of land and rights of way and any Facilities located or to be located thereon.
     Section 4.6 Equipment. At any time and from time to time, the Lessee may, at its own cost and expense, install at the Facilities or elsewhere on the Project Site or the Rights of Way any equipment or other personal property. Title to all such equipment and other personal property that does not constitute Facilities shall remain in the Lessee. Any such equipment or personal property owned (or leased pursuant to any lease contract other than this Lease) by the Lessee may be removed by the Lessee at any time and from time to time without responsibility or accountability to the Issuer and the Trustee.
     Section 4.7 Lease Addendum. If the Lessee from time to time desires to (a) evidence the addition of Facilities or any modifications or reconstructions of existing Facilities to the demise of this Lease as provided in Section 4.4; or (b) add any parcel of land to the Project Site or any right of way to the Rights of Way as provided in Section 4.5, it shall prepare a conveyance and lease addendum substantially in the form of Exhibit E (a “Lease Addendum”). Upon execution of such Lease Addendum as provided in Section 4.4 and 4.5 hereof, this Lease shall be deemed amended by such Lease Addendum and the assets or property described therein shall thereafter be subject to the demise of this Lease.
     Section 4.8 No Warranty of Suitability by the Issuer. The Lessee recognizes that the Project has been or is to be designed, planned, constructed and carried out under Lessee’s control and in accordance with its requirements; therefore, the Issuer cannot, and makes no warranty, either express or implied, or offers any assurances that the Project Site or the Project will be suitable for the Lessee’s purpose or needs or that the proceeds derived from the sale of the Bonds, together with the income (if any) earned from the investment of such proceeds, will be sufficient to fund any portion of the Project. It is acknowledged and agreed that the Issuer will have no obligation (either moral or legal) to fund any portion of the Project.
ARTICLE V
AD VALOREM PROPERTY TAX RELIEF/PILOT PAYMENTS
     Section 5.1 Ad Valorem Property Tax Relief. As a result of the issuance of the Bonds and acquisition of title to the Project by the Issuer, pursuant thereto, under the Act, such property acquired by the Issuer comprising the Project shall not be subject to ad valorem property taxes during the Lease Term. As used herein “ad valorem property taxes” does not include or relate to the ad valorem tax on inventory, and there are no current exemptions or reductions available or offered with respect to the ad valorem tax on inventory pursuant to this Lease.

     Section 5.2 PILOT Payments
          (a) Beginning with the calendar year following the year in which the In Service Date has occurred, and for each calendar year thereafter during the Lease Term, the Lessee shall make a PILOT payment of $500,000, but if and only if the average of the annual ad valorem inventory tax revenues applicable to natural gas in the Project caverns for the prior three consecutive calendar years (the “Three Year Average”) is less than $500,000, in which case the PILOT payment applicable for such calendar year shall be the difference between $500,000 and the Three Year Average (it being understood that the Three Year Average for the first calendar year shall be $500,000, and that the “Three Year Average” for the second such calendar year shall be the average of the actual ad valorem inventory tax for such year and the prior calendar year). For the avoidance of doubt, if the Three Year Average for any calendar year is $500,000 or more, the Lessee shall not be required to make any PILOT payment for such calendar year pursuant to this paragraph.
          (b) In the event that this PILOT payment is payable by the Lessee, it shall be paid to the Sheriff and Ex-Officio Tax Collector of the Parish of Evangeline, State of Louisiana (the “Sheriff) on the July 1 occurring after deadline date for the calculation of the annual ad valorem inventory tax revenues for such calendar year. Such PILOT payments shall be allocated and distributed by the Sheriff in accordance with Parish requirements.
          (c) In addition to the foregoing, the Lessee shall make a PILOT payment with respect to the pipeline commonly referred to as the “LA Chalk Pipeline” which generally constitutes the pipeline segment of approximately 33 miles of 24-inch diameter buried pipeline, beginning at a point on the Louisiana Chalk Gathering System commonly referred to as “Tennessee Junction” in Rapides Parish, Louisiana (Section 34-T1S-R2W) and extending southward, through the Parish to an existing point of interconnection with the facilities of El Paso Field Services Company’s Eunice Gas Processing Plant in Acadia Parish, Louisiana (Section 12-T75-R2W). The PILOT payment shall be only with respect to that portion of the LA Chalk Pipeline that is situated in the Parish, shall be payable commencing with respect to the calendar year after the year which such pipeline is acquired by the Issuer, shall be in an amount not to exceed $45,000 per annum (payable in arrears) and shall be payable to the Sheriff on or prior to December 31 of each year;
          (d) Notwithstanding the foregoing, if after the calendar year commencing after the Commencement Month, or any calendar year thereafter that the Project is not subject to ad valorem property tax, the Lessee discontinues operation of the Project for a period of one hundred eighty (180) days or more (excluding any day that the Project is not in operation by reason of fire or other casualty or any event of force majeure affecting the Project or the Lessee) (an “Annual Operation Deficiency”), the Lessee shall make a PILOT payment in the full amount of ad valorem property taxes that would have been payable for such calendar year if the Project were subject to ad valorem property taxes during such period of discontinued operation. Additionally, commencing the calendar year after the Commencement Month and each calendar year thereafter that the Project is not subject to ad valorem property tax, the Lessee must certify annually with reasonably verifiable data, the average monthly employment at the Project. In the event that during any such calendar year (other than a calendar year in which the Lessee is required to make a payment as a result of an Annual Operation Deficiency), such certification shows that the monthly average number of jobs at the Project was less than ten (10) with an average annualized income of at least Thirty Thousand Dollars ($30,000), except to the extent that any such deficit is caused by fire or other casualty, or any event of force majeure affecting the Project or the Lessee, the Lessee shall make a PILOT payment for such calendar year (and for such calendar year only) in an amount equal to the result obtained by multiplying (a) the full amount of ad valorem property taxes during such period by (b) the Employment Deficit Factor. For purposes of this Lease, the “Employment Deficit Factor” shall be determined by subtracting from the number one, the number obtained by dividing the monthly average number of full times jobs at the Project of the calendar year with an average annualized income of at least Thirty Thousand ($30,000) by ten. “Commencement Month” means the second February 1 after the In- Service Date. All ad valorem calculations hereunder and under this Lease shall be determined by the Evangeline Parish Tax Assessor.
          (e) In the event that any property interest of the Lessee associated with the Project Business and located in Evangeline Parish, Louisiana becomes subject to ad valorem property tax prior to the exercise by the Lessee of its rights under Section 12.2, the amounts to be paid under this Lease as PILOT payments shall be reduced (but not below zero) by the actual amount paid as such taxes.
          (f) PILOT payments, if any, shall prime the payment of the Bonds and be superior to any Mortgage or other interest in the property on which the Project is located (including, without limitation, any property added by Lease Addendum), in the same manner that ad valorem property taxes would have prior lien over mortgages and other security devices. The Lessee shall require all lenders with respect to the Project to subordinate their interests to the rights of the Parish and other political subdivisions to the PILOT payments made to the Issuer.
     Section 5.3 Obligation to Defease/Repay School Bonds. In addition to the PILOT payments set forth herein, the Lessee agrees to make, on the date which is the earlier of (i) 13 months following the In Service Date; or (ii) March 1, 2008, a payment in lieu of a PILOT payment, which shall be made to the Paying Agent for the Pine Prairie School District No. 4 General Obligation Bonds, which bonds were issued on March 1, 2001 in the original principal amount of $3,750,000 (the “School Bonds”). Such payment shall be in an amount sufficient to defease or otherwise pay the principal and interest on the School Bonds (at their then outstanding balance based on the existing amortization schedules) in full or to provide for their payment in full at the next available redemption date; provided that the issuer thereof (x) may not agree to an increase in the principal amount of such School Bonds or an increase in the interest rate or other amounts which would be due the owners of the School Bonds; and (y) may not agree to an amendment to the amortization schedule which has the effect of postponing the payment of any principal or interest or other amount; and (z) must continue to be current with respect to payments of principal and interest thereon.
     Section 5.4 Sales and Use Taxes. Lessee hereby acknowledges and agrees that there shall be no exemptions or reductions available to the Lessee with respect to local sales and use taxes due and payable on the Project. All equipment and materials delivered to the Project Site shall be subject to all local sales and use taxes, notwithstanding any federal and/or state tax exemption to which Lessee may be entitled, and Lessee shall make no application for exemption of such local sales and use taxes.

ARTICLE VI
DURATION OF TERM AND RENTAL PROVISIONS
     Section 6.1 Duration of Term. The term of this Lease shall commence on the date of the issuance of the Bonds and shall end on the date that is the fifteenth (15th) anniversary of the In Service Date (the “Lease Term”).
     Section 6.2 Rental Provisions. The Lessee shall pay, for the account of the Issuer, the Base Rental. For so long as the Bonds remain outstanding, such payment shall be made to the Trustee for deposit in the Bond Fund created by the Indenture.
     Section 6.3 Additional Rental. The Lessee shall also pay the following amounts hereunder (items without a specified due date shall become due and payable as set forth in the Indenture or upon demand by Payee):
     (i) the amount of $15,000 annually, payable on March 1 (or, if such date is not a business date, the next succeeding business date) of each year during the Lease Term, which payment shall be made directly to the Issuer as an administrative fee;
     (ii) annual fee of the Trustee for the ordinary services of the Trustee rendered and its ordinary expenses incurred under the Indenture;
     (iii) the reasonable fees and charges of the Trustee as registrar, transfer agent and paying agent with respect to the Bonds, as well as the fees and charges of any other paying agent with respect to the Bonds who shall act as such agent in accordance with the provisions of the Indenture;
     (iv) the reasonable fees, charges and expenses of the Trustee for or in connection with necessary extraordinary services rendered by it and extraordinary expenses incurred by it under the Indenture;
     (v) any reimbursement amounts payable pursuant to Sections 7.2 and 11.4 hereof or pursuant to any other provision hereof; and
     (vi) litigation expenses, attorneys’ fees, etc., incurred by Issuer in enforcing or pursuing its rights under this Lease, whether in the Issuer’s own interest or on behalf of Lessee as permitted herein.
All such fees, charges and expenses of Trustee in items (ii), (iii) and (iv) hereof shall be paid directly to the Trustee for its account upon presentation of its statements therefor.
     Section 6.4 Obligation of Lessee Unconditional. The obligation of the Lessee to pay Rental, to make all other payments provided for herein and to perform and observe the other agreements and covenants on its part herein contained shall be absolute and unconditional, irrespective of any rights of set-off, recoupment or counterclaim it might otherwise have against the Issuer. The Lessee shall not suspend, discontinue, reduce or defer any such payment or fail to perform and observe any of its other agreements and covenants contained herein or (except as expressly authorized herein) terminate this Lease for any cause, including, without limiting the generality of the foregoing, any acts or circumstances that may deprive the Lessee of the use and enjoyment of the Project, failure of consideration or commercial frustration of purpose, or any damage to or destruction of the Project or any part thereof, or the taking by eminent domain of title to or the right to temporary use of all or any part of the Project, or any change in the tax or other laws of the United States of America, the State of Louisiana or any political or taxing subdivision of either thereof, or any change in the cost or availability of raw materials or energy adversely affecting the profitable operation of the Project by the Lessee, or any failure of the Issuer to perform and observe any agreement or covenant, whether express or implied, or any duty, liability or obligation arising out of or connected with this Lease.
     The provisions of the first paragraph of this Section 6.4  shall remain in effect only so long as any of the Indebtedness remains outstanding and unpaid. Nothing contained in this Section 6.4 shall be construed to prevent the Lessee, at its own cost and expense and in its own name or in the name of the Issuer, from prosecuting or defending any action or proceeding or taking any other action involving third persons which the Lessee deems reasonably necessary in order to secure or protect its rights hereunder. Further, nothing contained in this Section 6.4 shall be construed to release the Issuer from the performance of any of the agreements on its part herein contained or to preclude the Lessee from instituting such action against the Issuer as the Lessee may deem necessary to compel such performance, it being understood and agreed, however, that no such action on the part of the Lessee shall in any way affect the agreements on the part of the Lessee contained in the first paragraph of this Section 6.4 or in any way relieve the Lessee from performing any such agreements.
ARTICLE VII
PROVISIONS CONCERNING TAXES, UTILITIES AND INSURANCE
     Section 7.1 Taxes, Other Governmental Charges and Utility Charges. With the exception that the Lessee shall be entitled to ad valorem property tax abatements during the Lease Term as anticipated under Section 5.1 hereof with respect to the Project, the Lessee shall pay to the extent no abatement applies under applicable Louisiana law or the provisions of this Lease (including Section 5.4 hereof), as the same respectively become due,
     (i) all taxes and governmental charges of any kind including all penalties, interest and statutory assessments whatsoever that may lawfully be assessed or levied against or with respect to the Project, including, without limiting the generality of the foregoing, all inventory taxes, sales and use taxes and any taxes levied upon or with respect to any part of the receipts, income or profits of the Issuer from the Project and any other taxes levied upon or with respect to the Project which, if not paid, would become a lien on the Project or a charge on the revenues and receipts therefrom prior to or on a parity with the charge thereon and pledge and assignment thereof to be created and made in the Indenture; and

     (ii) all assessments and charges lawfully made by any governmental body for public improvements that may be secured by a lien on the Project; provided that with respect to special assessments or other governmental charges that may lawfully be paid in installments over a period of years, the Lessee shall be obligated to pay only such installments as are required to be paid during any period which this Lease shall be in effect.
     The Issuer shall promptly forward to the Lessee any bills, statements, assessments, notices or other instruments asserting or otherwise relating to any such taxes, assessments or charges. Lessee shall report all assets and inventory subject to such taxes and cooperate in any audit to determine taxes, as required by applicable law.
     The Lessee may, at its own expense and in its own name and behalf or in the name and behalf of the Issuer, in good faith contest any such taxes, assessments and utility and other charges and, in the event of any such contest, may permit the taxes, assessments or other charges so contested to remain unpaid during the period of such contest and any appeal therefrom. The Issuer shall cooperate with the Lessee in any such contest.
     The Lessee shall also pay, as the same respectively become due, all utility and other similar charges incurred in the operation, maintenance, use and upkeep of the Project, including, without limitation, all charges for gas, water, sewer, electricity, light, heat, power, steam, air- conditioning, telephone or other communication service or other utility or service used, rendered or supplied to, upon or in connection with the Project Site or the buildings and improvements on or above or below the Project Site throughout the Lease Term and shall indemnify Issuer and save it harmless against any liability or damages on such account.
     Section 7.2 Insurance. With respect to the Project, the Lessee shall, not later than the date of delivery of this Lease, take out and thereafter continuously maintain in effect or cause to be taken out and thereafter continuously maintained in effect, without lapse, insurance with respect to the Project against such risks as are customarily insured against by businesses of like size and type as the Lessee, and shall include environmental indemnity sureties or policies of insurance and public liability insurance providing coverage in an amount not less than $10 million for personal injury, death, or property damage with respect to the Project. Such insurance may be determined by the Lessee in accordance with the foregoing sentence, paying as the same become due all premiums with respect thereto.
     All such insurance policies shall name as insureds (in addition to any other persons or entities as determined by the Lessee) the Issuer, the Trustee, and the Lessee (as their respective interests shall appear); provided that all losses (including those in excess of $500,000) may be adjusted by the Lessee. All such policies shall provide that they shall not be canceled or amended without at least thirty (30) days notice to each of the Issuer, and the Trustee. The Lessee shall evidence the existence of such insurance as shall from time to time be in effect with respect to the Project by furnishing to the Issuer and the Trustee a certificate or certificates of the respective insurers providing such insurance. The Lessee shall provide, not later than 30 days prior to any policy expiration, evidence of renewal or replacement coverage.

     If Lessee fails to provide notices of evidence of renewal or replacement coverage as required by this Lease, the Issuer may (but in no way shall be obligated to) procure insurance for such risk covering Issuer’s interests as required by this Lease, and Lessee shall pay all premiums thereon promptly upon demand by Issuer (to the extent such amounts are not paid from monies held under the Indenture), and, until such payment is made by Lessee, the amount of such premium shall be secured by this Lease.
     Lessee shall provide written documentation from a guarantor, surety or other responsible party (other than Lessee) reasonably acceptable to Issuer pursuant to which such guarantor, surety or other responsible party agrees, in the event of dissolution, insolvency or bankruptcy of Lessee, to pay all insurance premiums or other amounts necessary to maintain the coverage required by this Lease for no less than one year after such event of dissolution, insolvency or bankruptcy, to the extent such amounts are not paid by any Credit Provider.
     Section 7.3 Effect of Mortgage. The provisions and requirements of this Article VII and of Article VIII shall be in addition to the provisions and requirements of any mortgage security interest(s) on the Project Site, Rights of Way, or Facilities previously granted by the Lessee to Sun Trust Bank as “Collateral Agent” under the Consent Agreement to secure existing or future indebtedness (the “Mortgage”), and not in substitution therefor. So long as the Mortgage shall remain in force and effect, and subject to the subordination requirements in Section 5.2(f) hereof, the requirements of the Mortgage shall govern the obligations of the parties with respect to the Project to the extent the same are inconsistent with the provisions of Articles VI and VII. The Issuer acknowledges that except as provided in Section 5.2(f) with respect to the PILOT payments, the lien of the Mortgage is and shall be superior to the rights of the Issuer in and to the Project.
ARTICLE VIII
PROVISIONS RESPECTING DAMAGE, DESTRUCTION, CONDEMNATION AND ABANDONMENT
     Section 8.1 Damage and Destruction Provisions. If the Project is destroyed, in whole or in part, or is damaged, by fire or other casualty, the total insurance proceeds recovered on account of such destruction or damage, less all expenses (including attorneys’ fees) incurred in collection of such proceeds, shall be paid to the Lessee.
     All Facilities acquired in connection with any repair, replacement or restoration of any part of the Project shall be and become part of the Project subject to the demise hereof and the lien of the Indenture and shall be held by the Lessee on the same terms and conditions as the property originally constituting the Project.
     Section 8.2 Condemnation Provisions. If title to the Project or any part thereof is taken under the exercise of the power of Eminent Domain, the entire condemnation award in respect of such taking, “including, without limitation, (i) all amounts received as the result of any settlement of compensation claims negotiated with the condemning authority and (ii) any amount awarded as compensation for the interest of the Lessee in the part of the Project taken and as damages to the interest of the Lessee in any part thereof not taken, shall be paid to the Lessee.

     Section 8.3 Condemnation of Lessee-Owned Property. The Lessee shall be entitled to any condemnation award (including all amounts received as the result of any settlement of compensation claims negotiated with the condemning authority) or portion thereof made for damages to or the taking of its own property not included in the Project, including damages for goodwill or loss of business.
     Section 8.4 Cooperation of the Issuer in the Conduct of Condemnation Proceeds. The Issuer shall cooperate with the Lessee in the handling and conduct of any prospective or pending condemnation proceeding initiated by a third party against the Project or any part thereof and will follow all reasonable directions given to it by the Lessee in connection with such proceeding. In no event will the Issuer settle, or consent to the settlement of, any prospective or pending condemnation proceeding against the Project or any part thereof without the prior written consent of the Lessee. Notwithstanding the foregoing, nothing in this paragraph shall obligate or require the Issuer to initiate or assist with any condemnation or expropriation proceedings on behalf of Lessee for the purpose of acquiring property or property rights for the benefit of the Project.
     Section 8.5 Abandonment. If, after the In Service Date, Lessee abandons the Project, then Lessee shall be required to ensure that all Indebtedness is Paid in Full and to purchase the Project for the purchase price and terms set forth in Section 12.2 hereof within 60 days of the Issuer sending written notice to the Lessee. The Issuer shall be entitled to specific performance with respect to such purchase.
     For purposes of this Section 8.5, the Project shall be deemed abandoned upon (i) written certification by the Parish Engineer supported by the opinion of a qualified engineer independent of and without prior relation to the Parish that the Project has ceased operation for a period of 360 consecutive days, and that within such time period no material effort has been made by Lessee to replace or repair Facilities or to restore, rehabilitate or restart the Project (as applicable); or (ii) the Issuer shall have received notice by Lessee of its intention to abandon the Project.
ARTICLE IX
PARTICULAR COVENANTS OF THE LESSEE
     Section 9.1 Release and Indemnification Covenants. The Lessee releases the Issuer (and each board member, director, officer, employee, attorney, consultant and agent thereof) and the Trustee from, and shall indemnify and hold the Issuer (and each director, officer, employee, attorney, consultant and agent thereof) and the Trustee harmless against, any and all claims and liabilities of any character or nature whatsoever, regardless of by whom asserted or imposed, and losses of every conceivable kind, character and nature whatsoever claimed by or on behalf of any person, firm, corporation or governmental authority, arising out of, resulting from, or in any way connected with the Project, and in the case of the Trustee, the Indenture, including, without limiting the generality of the foregoing, (i) liability for loss or damage to property or any injury to or death of any and all persons that may be occasioned by any cause whatsoever pertaining to the Project, and in the case of the Trustee, the Indenture, or arising by reason of or in connection with the occupation or the use thereof or the presence on, in or about the premises of the Project; and (ii) liability arising from or expense incurred by the Issuer’s acquisition, owning, leasing or financing of the Project, and in the case of the Trustee, the Indenture, including without limiting the generality of the foregoing all causes of action and attorneys’ fees and any other expenses incurred in defending any suits or actions which may arise as a result of any of the foregoing; and (iii) costs and expenses of the Issuer or the Trustee or the individual board members thereof incurred as a result of carrying out its obligations under this Lease, the Bond Resolution and the Indenture; provided however, that the Lessee shall not be obligated to indemnify any director, officer, employee, attorney, consultant or agent of the Issuer or the Trustee against any claim, liability or loss in any way connected with the Project, and in the case of the Trustee, the Indenture, if such claim, liability or loss arises out of or results from other than official action taken in the name and behalf of the Issuer or the Trustee, as the case may be, by such director, officer, employee, attorney, consultant or agent which shall constitute gross negligence or willful misconduct on its part. The provision of this Section 9.1 as they related to the Trustee shall not be amended or compromised in any way except with the express written consent of the Trustee, and shall exist for the sole benefit of the Trustee, which, so long as the Bonds remain outstanding, shall be a third party beneficiary of this Lease. This Section 9.1 shall survive the expiration or termination of this Lease or the Indenture.
     Section 9.2 Inspection of Project. The Parish Engineer shall, upon three (3) business days’ notice, be permitted to access the Project Site during normal business hours during the construction phase and thereafter during the term of the Lease. It is understood that the Parish Engineer shall not interfere or otherwise have any input with respect to construction or operation of the Project, but may report any alleged violations of Parish Ordinances or this Lease to the Issuer. The Parish Engineer shall be authorized to execute a waiver of liability prior to any such inspection and shall comply with all Lessee safety regulations and policies while on the Project Site.
     Section 9.3 Agreement to Maintain Existence. The Lessee shall maintain its existence, shall not dissolve or otherwise dispose of all or substantially all of its assets (either in a single transaction or in a series of related transactions) and shall not consolidate with or merge into another corporation or permit one or more corporations to consolidate with or merge into it; provided that the Lessee may, without violating the agreements contained in this section, do or perform any of the following:
          (a) it may consolidate with or merge into another United States Corporation, or permit one or more United States Corporations to consolidate with or merge into it if the corporation surviving such merger or resulting from such consolidation, if it shall be one other than the Lessee, expressly assumes in writing all the obligations of the Lessee contained in this Lease and the Indenture;
          (b) it may transfer to another United States Corporation all or substantially all its assets as an entirety, and (if it so elects) thereafter dissolve, if the corporation to which such transfers shall be made expressly assumes in writing all the obligations of the Lessee contained in this Lease and the Indenture.

     The Lessee shall, promptly following any merger, consolidation or transfer permitted under the provisions of this Section 9.3, furnish to the Issuer and the Trustee fully executed or appropriately certified copies of the writing by which the Lessee’s successor or transferring corporation expressly assumes the obligations of the Lessee contained in this Lease and the Indenture.
     If, after a transfer by the Lessee of all or substantially of its assets to another United States Corporation under the circumstances described in the preceding clause (b) of this section, the Lessee does not thereafter dissolve, it shall not have any further rights or obligations hereunder.
     Section 9.4 Qualification in Louisiana. The Lessee warrants and represents that it is now duly qualified to do business in Louisiana and covenants that it, or any successor corporation permitted under Section 9.3 hereof, shall remain qualified to do business in Louisiana during the term of this Lease.
     Section 9.5 Covenant to Operate. The Lessee covenants to continuously operate the Project as a natural gas storage facility or other “project” within the meaning of the Act, so long as any Indebtedness remains outstanding.
ARTICLE X
CERTAIN PROVISIONS RELATING TO ASSIGNMENT, SUBLEASING AND MORTGAGING AND TO THE BONDS
     Section 10.1 Provisions Relating to Assignment and Subleasing by Lessee. The Lessee may assign this Lease and the leasehold interest created hereby, or sublease the Project or any portion thereof upon giving at least 30 days written notice to the Issuer; provided, however, that (i) the successor assumes all obligations under this Lease, including, without limitation, the obligation to make the PILOT payments and all other payments hereunder; and (ii) the Issuer consents to such assignment and/or sublease, which consent shall not be unreasonably withheld. No such assignment or subleasing shall relieve the Lessee of any liability hereunder. The Lessee may mortgage, pledge or grant security interests in this Lease and the leasehold interest created hereby in favor of any Credit Provider, and in connection therewith, the Issuer shall execute a consent and agreement substantially in the form attached as Exhibit F, with such changes thereto as may reasonably be requested by such Credit Provider.
     Section 10.2 Provisions Relating to Issuer’s Issuance of Additional Bonds/Transfer of Project. Without the prior express written request or consent of the Lessee, the Issuer shall not hereafter issue any bonds or other securities (including refunding securities), other than the Bonds, that are payable out of or secured by a pledge of the revenues and receipts derived by the Issuer from the leasing or sale of the Project, nor, without such consent, shall the Issuer hereafter place any mortgage or other encumbrance (other than the Indenture and supplemental indentures contemplated thereby) on the Project or any part thereof or otherwise sell, transfer or convey all or any part of the Project.

     Section 10.3 References to Bonds Ineffective after Indebtedness Paid. Upon full payment of the Indebtedness and cancellation, satisfaction and discharge of the Indenture in accordance with the provisions thereof, all references in this Lease to the Bonds and the Trustee shall be ineffective and neither the Trustee nor the Owners of any of the Bonds shall thereafter have any rights hereunder, saving and excepting any that shall have theretofore vested and except that the provisions of Sections 9.2 and 9.3 shall survive. For purposes of this Lease, any of the Bonds shall be deemed fully paid if there exist, with respect thereto, the applicable conditions specified in Section 1002 of the Indenture.
     If the Indebtedness is fully paid prior to the end of the Lease Term, the Lessee shall be entitled to use of the Project for the remainder of the Lease Term on all the same terms and conditions hereof.
ARTICLE XI
EVENTS OF DEFAULT AND REMEDIES
     Section 11.1 Events of Default Defined. The following shall be “Events of Default” hereunder, and the term “Event of Default” shall mean, whenever it is used in this Lease, any one or more of the following conditions or events:
          (a) failure by the Lessee to make any PILOT payment or to provide for the repayment/defeasance of the School Bonds under Section 5.3 hereof, which failure shall have continued for a period of 10 days after written notice of such failure shall have been given to the Lessee;
          (b) failure by the Lessee to pay any installment of Base Rental or to make any other payment (including, without limitation, Additional Rental) required under the terms hereof (other than any payment referred to in clause (c) of this section) which failure shall have continued for a period of 10 days after written notice of such failure shall have been given to the Lessee;
          (c) failure by the Lessee to perform or observe any agreement or covenant on its part contained in this Lease (other than the covenants and agreements referred to in the preceding clause (a) and (b) of this section), which failure shall have continued for a period of 90 days after written notice, specifying, in reasonable detail, the nature of such failure and requiring the Lessee to perform or observe the agreement or covenant with respect to which it is delinquent, shall have been given to the Lessee by the Issuer or the Trustee, unless (i) the Owner and the Issuer (such waiver not to be unreasonably withheld or delayed) shall have waived in writing such failure or shall agree in writing to an extension of such period prior to its expiration, (ii) the failure of Lessee is by reason of Force Majeure at the time prevented from performing or observing the agreement or covenant with respect to which it is delinquent, or (iii) the Lessee commences the cure within the 90 day period and diligently pursues corrective action until completion thereof.
          (d) there shall occur and shall be continuing any event of default, as therein defined, under the Indenture and the expiration of the applicable grace period, if any, specified therein, unless such event of default has been waived by the Owner.

     Section 11.2 Remedies on Default. Whenever any Event of Default shall have happened and be continuing, the Issuer may take any one or more of the following remedial actions:
          (a) terminate this Lease, subject to the Lessee’s rights under Section 12.2; and
          (b) take whatever legal proceedings may appear necessary or desirable to collect the Rental and/or PILOT payments then due, whether by declaration or otherwise, or to enforce any obligation, covenant or agreement of the Lessee under this Lease or any obligation of the Lessee imposed by any applicable law.
     Section 11.3 No Remedy Exclusive. No right, power or remedy herein conferred upon or reserved to the Issuer or the Trustee is intended to be exclusive of any other available right, power or remedy, but each and every such right, power or remedy shall be cumulative and shall be in addition to every other right, power or remedy given under this Lease as now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right, power or remedy accruing upon any Event of Default shall impair any such right, power or remedy or shall be construed to be a waiver thereof but any such right, power or remedy may be exercised from time to time and as often as may be deemed expedient.
     Section 11.4 Agreement to Pay Attorneys’ Fees. In the event that, as a result of an Event of Default or a threatened Event of Default by the Lessee, the Issuer or the Trustee should employ attorneys at law or incur other expenses in or about the collection of Rental or the enforcement of any other obligation, covenant, agreement, term or condition of this Lease, the Lessee shall pay to the Issuer or the Trustee or one or more of them, as the case may be, reasonable attorneys’ fees and other reasonable expenses so incurred.
     Section 11.5 No Additional Waiver Implied by One Waiver. In the event any agreement contained herein should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. Further, neither the receipt nor the acceptance of any Rental hereunder by the Issuer or by the Trustee on its behalf, shall be deemed to be a waiver of any breach of any covenant, condition or obligation herein contained or a waiver of any Event of Default even though at the time of such receipt or acceptance there has been a breach of one or more covenants, conditions or obligations on the part of the Lessee herein contained or an Event of Default (or both) and the Issuer or the Trustee have knowledge thereof.
ARTICLE XII
OPTIONS
     Section 12.1 Options to Terminate the Lease during Primary Term. The Lessee shall have the right, exercisable at its option, to cancel or terminate this Lease during this Lease Term upon compliance with the conditions specified in the succeeding provisions of this Section 12.1:
          (a) The Lessee may cancel or terminate this Lease by (i) giving the Issuer and the Trustee written notice of such termination and specifying in such notice the date on which such termination is to be effective; and (ii) causing the Indebtedness to be paid in full.

          (b) upon payment of the entire Indebtedness in full this Lease shall terminate.
     Any cancellation or termination of this Lease as aforesaid notwithstanding, (i) the option to purchase set forth in Section 12.2 hereof; and (ii) any obligations or liabilities of the Lessee hereunder, actual or contingent, which have arisen on or before the effective date of such cancellation or termination, shall remain in full force and effect.
     Section 12.2 Option to Purchase. If the Lessee pays all Rental and other amounts due hereunder, it shall have the right and option, hereby granted by the Issuer, to purchase the Project (including any and all mineral rights in the Project Site that may have reverted to the Issuer) from the Issuer at any time during the Lease Term or within one hundred eighty (180) days after the expiration or earlier termination thereof, for the sum of Five Thousand Dollars ($5,000), provided that the Indebtedness shall have been paid in full. On such purchase date, the Lessee shall pay the aforesaid purchase price to the Issuer in cash or bankable funds, whereupon the Issuer shall, by deed or other instrument complying with the provisions of Section 12.3 hereof, transfer and convey any and all rights held by the Issuer in the Project (in its then condition, whatever that may be) to the Lessee. Nothing herein contained shall be construed to give the Lessee any right to any rebate to or refund of any Rental or other amounts paid by it hereunder prior to the exercise by it of the purchase option hereinabove granted, even though such Rental or other amounts may have been wholly or partially prepaid. In addition to the foregoing, if at any time during the Lease Term any mineral interest in the Project Site shall have reverted to the Issuer, and if any person or entity shall propose to enter into a mineral lease with the Issuer in respect thereof, the Issuer shall promptly notify the Lessee. The Lessee shall have the right of first refusal, which may be exercised by notice to the Issuer, to enter into such mineral lease with the Issuer on the same terms and conditions as proposed by such person or entity. Such right shall be in addition to the Lessee’s right to purchase the Project as specified herein. Any mineral lease entered into in contravention of the Lessee’s rights hereunder shall be null and void.
     Section 12.3 Options — In General. In the event of the exercise by the Lessee of any of the options to purchase the Project, the Issuer shall convey to the Lessee, after compliance by the Lessee with the conditions to purchase specified in the respectively applicable sections hereof, the property with respect to which such option was exercised by statutory warranty deed, bill of sale (in the case of personal property) or other appropriate instrument, subject only to such liens, encumbrances and exceptions to which title to such property was subject when such property was acquired by the Issuer, those to the creation or suffering of which the Lessee consented and those resulting from the failure of the Lessee to perform or observe any of the agreements or covenants on its part contained in this Lease.
ARTICLE XIII
MISCELLANEOUS
     Section 13.1 Covenant of Quiet Enjoyment, Surrender. The Lessee shall peaceably and quietly have, hold and enjoy the Project during the Lease Term subject to all the terms and provisions hereof. At the end of the Lease Term, or upon any prior termination of this Lease, the Lessee shall surrender to the Issuer possession of all property then subject to the demise of this Lease (unless it is simultaneously purchasing such property from the Issuer) in its then condition, whatever that may be.

     Section 13.2 The Lease to be a Net Lease. The Lessee recognizes and understands that it is the intention hereof that this Lease shall be a “triple net lease”. This Lease shall be construed to effectuate such intent.
     Section 13.3 Statement of Intention Regarding Certain Tax Matters. The Issuer and the Lessee acknowledge and agree that it is their mutual intention that the Lessee, for federal and state income tax purposes, shall be entitled to all deductions and credits with respect to the Project (including, but not limited to, depreciation and investment credits) and that for such purposes this Lease shall be deemed to be a financing of any part of the Project acquired with the proceeds of the Bonds.
     Section 13.4 Notice. All notices, demands, requests and other communications hereunder shall be deemed sufficient and properly given if in writing and delivered, or sent by registered mail, postage prepaid, to the following addresses:
(a)	If to the Issuer:
Industrial Development Board No. 1 of the
Parish of Evangeline, State of Louisiana, Inc.
c/o Evangeline Parish District Attorney
202 Courthouse, 200 Court Street
Ville Platte, Louisiana 70586
(b)	If to the Lessee:
Pine Prairie Energy Center, LLC
333 Clay Street, Suite 1600
Houston, Texas 77002
Attention: Al P. Swanson
Vice President-Finance and Chief Financial Officer

with a copy to:

Pine Prairie Energy Center, LLC
333 Clay Street, Suite 1600
Houston, Texas 77002
Attention: Tim Moore
Vice President, General Counsel and Secretary
(c)	If to the Trustee:
U.S. Bank National Association
5847 San Felipe, Suite 1050
Houston, TX 77057
Attention: Corporate Trust Department

     Any of the above mentioned parties may, by like notice, designate any further or different addresses to which subsequent notices shall be sent. A copy of any notice given to the Issuer, the Lessee or the Trustee pursuant to the provisions of this Lease shall also be given to the other parties to whom notice is not herein required to be given, but the failure to give a copy of such notice to either such other party shall not invalidate such notice or render it ineffective unless notice to such other party is otherwise herein expressly required. Any notice hereunder signed on behalf of the notifying party by a duly authorized attorney at law shall be valid and effective to the same extent as if signed on behalf of such party by a duly authorized officer or employee.
     Whenever, under the provisions hereof, any request, consent or approval of the Issuer or the Lessee is required or authorized, such request, consent or approval shall (unless otherwise expressly provided herein) be signed on behalf of the Issuer by an Authorized Issuer Representative and, on behalf of the Lessee by an Authorized Lessee Representative; and each of the parties and the Trustee are authorized to act and rely upon any such requests, consents or approvals so signed.
     Section 13.5 Certain Prior and Contemporaneous Agreements Canceled. This Lease shall completely and fully supersede all other prior or contemporaneous agreements, both written and oral, between the Issuer (or any body representing Evangeline Parish, including the Police Jury) and the Lessee relating to the Project and the leasing of the Project, including but not limited to the Memorandum of Understanding between the Issuer and the Lessee executed by the Issuer on July 7, 2005 and the Affirmation and Agreement between the Police Jury of the Parish of Evangeline, State of Louisiana, and the Lessee dated January 9, 2006, all to the end that the Issuer and the Lessee shall look to this Lease for ultimate definition and determination of their respective rights, liabilities and responsibilities respecting the Project and the Bonds.
     Section 13.6 Limited Liability of Issuer. The Issuer is entering into this Lease pursuant to the authority conferred upon it by the Act. No provision hereof shall be construed to impose a charge against the general credit of the Issuer or any personal or pecuniary liability upon the Issuer except with respect to the proper application of the proceeds to be derived from the sale of the Bonds, moneys made available by the Lessee or the Issuer pursuant to the provisions hereof, and the revenues and receipts to be derived from any leasing or sale of the Project, including insurance proceeds and condemnation awards. Further, none of the directors, officers, employees or agents of the Issuer shall have any personal or pecuniary liability whatever hereunder or any liability for the breach by the Issuer of any of the agreements on its part herein contained. Nothing contained in this section, however, shall relieve the Issuer from the observance and performance of the several covenants and agreements on its part herein contained or relieve any director, officer, employee or agent of the Issuer from performing all duties of their respective offices that may be necessary to enable the Issuer to perform the covenants and agreements on its part herein contained.
     Section 13.7 Binding Effect. This Lease shall inure to the benefit of, and shall be binding upon, the Issuer, the Lessee and their respective successors and assigns. To the extent provided herein and in the Indenture, the Trustee, and the Owner of the Bonds shall be deemed to be a third party beneficiary hereof, but nothing herein contained shall be deemed to create any right in, or to be for the benefit of, any other person who is not a party hereto.

     Section 13.8 Severability. In the event any provision of this Lease shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.
     Section 13.9 Article and Section Captions. The article and section headings and captions contained herein are included for convenience only and shall not be considered a part hereof or affect in any manner the construction or interpretation hereof.
     Section 13.10 Governing Law. This Lease shall in all respects be governed by and construed in accordance with the laws of the State of Louisiana.
     Section 13.11 Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed an original.
     Section 13.12 Assignment to Trustee. The Issuer hereby notifies the Lessee and the Lessee acknowledges that, except for rights with respect to the Parish Direct Payments and the Issuer’s right to indemnity under Section 9.1 hereof (“Issuer Indemnity Rights”), the Issuer’s rights in this Agreement shall be immediately and automatically assigned to the Trustee upon the issuance of the Bonds to provide a source of payment of all interest and principal owing by the Issuer to the Owners pursuant to the terms of the Indenture. The Lessee hereby consents to such assignment and (subject to the provisions of item (iii) of the following paragraph) agrees that the Trustee, as assignee of the Issuer, shall have the right to enforce all of the covenants, agreements, obligations and duties of the Lessee contained herein. Except for the Parish Direct Payments, the Issuer Indemnity Rights and the payments with respect to repayment/defeasing of School Bonds under Section 5.03 hereof, each of which shall be paid as set forth in this Lease, the Issuer hereby directs the Lessee to make all payments due hereunder after the issuance of the Bonds to the Trustee instead of to the Issuer, and the Lessee hereby agrees to do so. All such payments shall be made in lawful money of the United States of America directly to the Trustee, as assignee of the Issuer, at the location specified by the Trustee and shall be applied in accordance with the provisions of the Indenture.
     Notwithstanding any assignment to Trustee under this Section 13.12, the Issuer shall be entitled to (i) all notifications to Issuer under this Lease; (ii) the rights of inspection under Section 9.2 hereof; (iii) to consent to any assignment under Section 10.1 hereof; (iii) enforce all covenants, agreements, obligations and duties of Lessee with respect to the Parish District Payments, Issuer Indemnity Rights and repayment of the School Bonds.

     IN WITNESS WHEREOF, the Issuer and the Lessee have caused this Lease to be executed in their respective names and their respective corporate seals to be hereunto affixed, and have caused this Lease to be attested, in six counterparts, each of which shall be deemed an original, and have caused this Lease to be dated as of the date set forth above.

INDUSTRIAL DEVELOPMENT BOARD NO. 1 OF THE PARISH OF EVANGELINE, STATE OF LOUISIANA, INC.
(SEAL)
	By:	/s/ William “Tojo” Ward
William “Tojo” Ward, President

Attest:

/s/ Doug Deville
Doug Deville, Secretary-Treasurer

PINE PRAIRIE ENERGY CENTER, LLC
	By:	/s/ Tim Moore
Tim Moore, Vice President and Secretary

STATE OF LOUISIANA
PARISH OF EAST BATON ROUGE
     We, the undersigned Notary Public and two witnesses, in and for said Parish in said State, do hereby certify that William “Tojo” Ward, whose name as President of the Board of Directors of Industrial Development Board No. 1 of the Parish of Evangeline, State of Louisiana, Inc., is signed to the foregoing instrument, and who is known to us and known to be such officer, acknowledged before us on this day that, being informed of the contents of said instrument, he, in his capacity as such officer and with full authority, executed and delivered the same voluntarily and as the act of said Issuer.
Given under my hand and seal of office this 9th day of May, 2006.

WITNESSES:	/s/ WESLEY S. SHAFTO
/s/ [ILLEGIBLE]	NOTARY PUBLIC WESLEY S. SHAFTO
/s/ [ILLEGIBLE]	NOTARY PUBLIC
State of Louisiana
STATE OF LOUISIANA	My Commission Is Issued For life
#19788
PARISH OF EAST BATON ROUGE
     We, the undersigned Notary Public and two witnesses, in and for said Parish in said State, do hereby certify that Tim Moore, whose name as Vice President and Secretary of Pine Prairie Energy Center, LLC is signed to the foregoing instrument, and who is known to us and known to be such officer, acknowledged before us on this day that, being informed of the contents of said instrument, he, in his capacity as such officer and with full authority, executed and delivered the same voluntarily and as the act of said Lessee.
     Given under my hand and seal of office this 9th day of May, 2006.

WITNESSES:		/s/ WESLEY S. SHAFTO
/s/ [ILLEGIBLE]	NOTARY PUBLIC	WESLEY S. SHAFTO
/s/ [ILLEGIBLE]		NOTARY PUBLIC
State of Louisiana
My Commission Is Issued For Life
#19788

EXHIBIT A

PROJECT DESCRIPTION

Project Description For Pine Prairie Energy Center
Summary
     The Pine Prairie Energy Center, LLC (“PPEC”) natural gas storage project (the “Project”) is designed to be an underground natural gas storage facility. Natural gas shall be stored in caverns. The main part of the Project, consisting of gas storage caverns leached from the subsurface Pine Prairie salt dome, is located in Evangeline Parish, south-southwest of the community of Pine Prairie. This part of the Project also includes gas handling facilities and (during construction and in connection with the leaching process) brine disposal and raw water withdrawal facilities. The Project shall also include metering and regulator sites and pipelines connecting to natural gas transmission lines. Most of the Project pipelines are or shall be in Evangeline Parish; however, some portion shall extend into Acadia Parish to the south and Rapides Parish to the North. Only those assets and facilities located in Evangeline Parish are considered part of the Project for purposes of the Lease.
Location
     This Project is located in the southern portion of Louisiana. The Project pipelines and facilities are or shall be located in the northern part of Acadia Parish, and extend northward through Evangeline Parish into the southern portion of Rapides Parish. The Gas Storage Site currently consists of approximately 80 acres, of which about 8 acres shall be used for the Gas Handling Facility Site and the remainder temporarily used as a buffer zone or construction storage site or the surface location for a storage cavern. The Brine Disposal and Raw Water Withdrawal Facility Site is located on an approximately 35-acre site. The Metering and Regulator Sites (M&R Sites) shall be located in various positions along the Project route. In addition, temporary construction yards and roads shall be constructed at various locations along the Project route. The descriptions below are intended to give a sense of the scope of the Project. The Project shall be developed in phases, and changes shall be made to effect operational efficiencies and address construction and development challenges.
Descriptions of Project Elements
     (1) Gas Storage and Handling Facilities Site. The Gas Storage and Handling Facilities Site is currently concentrated on 80.76 acres spanning Ambrose Road in Section 36, Township 3 South, Range 1 West. This area shall contain the gas handling facility and the first gas storage wells, as well as temporary construction facilities.
     (2) Brine Disposal and Raw Water Withdrawal Facility Site. The Brine Disposal and Raw Water Withdrawal Facility is located in a recent cutover adjacent to both sides of Ambrose Road in Section 3 and 4, Township 4 South, Range 1 West. The site consists of approximately

35 acres and shall be the location of saltwater disposal wells, raw water withdrawal wells and Pipeline Right-of-Way.
     (3) Pipeline Corridors. PPEC has acquired and shall be acquiring parcels of real property (including rights of way) along the following described corridors to the extent reasonably necessary for the construction, operation and maintenance of pipelines in such Pipeline Corridors:
          (a) North Pipeline Corridor. The North Pipeline Corridor shall link the Mid- Pipeline Corridor with existing interstate gas transmission pipelines at an M&R Site and interconnections located north of the Gas Storage Site. It shall consist of an existing 24-inch bi-directional natural gas pipeline with an existing, permanent, 30-feet wide right-of-way, extending 17.80 miles from the Mid-Pipeline Corridor connection to the Tennessee Gas Pipeline (TGP) M&R Site. This existing pipeline is a portion of the former Louisiana Chalk Gathering System. Although located primarily in Evangeline Parish, the North Pipeline Corridor extends a short distance into Rapides Parish. Because this portion of the project shall not require excavation or construction of new pipelines, there shall be no impacts from the project North Pipeline Corridor except for expansion of the Tennessee Gas Pipeline M&R Site.
          (b) Mid-Pipeline Corridor. The Mid-Pipeline Corridor connects the Gas Handling Facility with the North Pipeline Corridor and the South Pipeline Corridor near LA Hwy 10. The corridor is 6.36 miles long. In this corridor there are 26 Tracts of land, with numerous landowners. The Right-of-Way has been acquired in the 7 Tracts that traverse from the Gas Storage and Handling Facility to the Brine Disposal and Raw Water Withdrawal Site.
          (c) South Pipeline Corridor. The South Pipeline Corridor is an existing pipeline corridor that was created by the construction of the Louisiana Chalk Gathering System in Evangeline and northern Acadia parishes. It shall link the Mid-Pipeline Corridor with gas transmission pipelines to the south and southeast of the Gas Storage Site. The South Pipeline Corridor shall be composed of the existing 16.49-mile long, 24-inch Chalk Pipeline, and a new 11.24-mile loop, consisting of one 24-inch bi-directional pipeline. The new 24-inch bi- directional pipeline shall loop 11.2 miles of the existing 16.49-mile long, 24-inch Chalk Pipeline.
          (d) Miller’s Lake Lateral Corridor. A pipeline corridor approximately 14 miles is proposed to be constructed from the Gas Handling Facility east to Columbia Gulf Pipeline, located in Section 47, Township 3 South, Range 2 East in Evangeline Parish, LA. Within the Corridor the there shall be 1.5 miles of dual 24-inch pipelines to the Texas Gas M&R Site and 12.5 miles of single 24-inch pipeline to the Columbia Gulf M&R Site. In this corridor there are 70 Tracts of land, with numerous landowners.
      (4) Proposed M&R Sites. Seven or eight M&R stations are currently proposed to be constructed as part of this project. Proceeding from the farthest southeast M&R Station to the west and north, following is a list of proposed metering sites (which may be relocated):
          (a) FGT M&R Station. At the present time, this station is located at the eastern terminus of the proposed East Lateral Pipeline Corridor in Section 8, Township 7 South,

Range 1 West. Alternatively, this station may be relocated to a site adjacent to the ANR SE M&R Station.
          (b) ANR SE M&R Station. This station is located along the East Lateral Pipeline Corridor at its intersection with the ANR Pipeline Corridor in Section 12, Township 7 South, Range 2 West.
          (c) TETCO M&R Station. The TETCO M&R Station is located in Section 13, Township 6 South, Range 2 West at the intersection of the TETCO Pipeline Corridor and the Louisiana Chalk Line.
          (d) TRANSCO M&R Station. These stations are located at the intersection of the TRANSCO Pipeline Corridor and the Louisiana Chalk Line in Section 6, Township 6 South, Range 1 West.
          (e) ANR ML2 M&R Station. The ANT ML2 M&R Station is located in Section 4, Township 4 South, Range 1 West at the intersection of a new pipeline from the Brine Disposal and Raw Water Withdrawal Site to the ANR Pipeline Corridor.
          (f) TGT M&R Station. The TGT M&R Station is located in Section 1, Township 4 South, Range 1 East in Evangeline Parish, LA.
          (g) Columbia Gulf M&R Station. The Columbia Gulf M&R Station is located in Section 47, Township 3 South, Range 2 East in Evangeline Parish, LA.

B PROJECT SITE The following interests, which represent the properties for which recordation has been completed as of April 30, 2006: I. EVANGELINE PARISH A, FEE PROPERTY EXHIBIT

EXHIBIT D
FORM OF CONVEYANCE AGREEMENT

ACT OF CONVEYANCE
     Before the respective undersigned Notaries Public and in the presence of the respective undersigned witnesses personally came and appeared:
PINE PRAIRIE ENERGY CENTER, LLC (TIN 20-0521747), a Delaware limited liability company authorized to transact business in the State of Louisiana,represented Herein by ,___________________________ its______________, whose mailing address is declared to be 333 Clay St., Suite 1600, Houston, Tx. 77002 (“Vendor”),
and
INDUSTRIAL DEVELOPMENT BOARD NO. 1 OF THE PARISH OF EVANGELINE, STATE OF LOUISIANA, INC. (TIN XX-XXX____), a public corporation and instrumentality of the Parish of Evangeline, State of Louisiana, represented herein by                                                             , its                                                              , whose permanent mailing address is c/o Evangeline Parish Police Jury - Secretary/Treasurer, 200 Court Street, Suite 207, Ville Platte, Louisiana 70580 (“Vendee”),
each of whom made the following declarations:
     Vendor does by these presents transfer and convey to Vendee, without any warranties of any nature whatsoever, but with full substitution and subrogation in and to all rights and actions of warranty which Vendor has or may have against all preceding owners and vendors, the property described on Exhibit A-1 and Exhibit A-2 attached hereto and made a part hereof (the “Property”), the delivery and possession of which Vendee acknowledges.
     Vendor hereby reserves unto itself, its heirs, successors and assigns, all of the oil, gas, sulphur and other minerals, ores and hydrocarbons of every kind and character that may now or hereafter be found, located, contained in, developed or taken from the Property, as well as all mineral and royalty rights which appertain to the Property, for the maximum time permitted by law (such reservation, the “Mineral Servitude”) and to the extent applicable, the Mineral Servitude is reserved and granted under and pursuant to La. R.S. §31:149, et seq. The mineral servitude herein created may be maintained by unit operations and it is specifically provided that such unit operations will interrupt prescription as to the entirety of the mineral servitude herein created regardless of the location of the well and regardless of whether all or only part of the land is included in the unit. Notwithstanding the foregoing Vendor does hereby waive any right to use the surface for the development of the Mineral Servitude, such use being in the sole discretion of Vendee.
     This act of conveyance is made for and in consideration of Vendee issuing its Taxable Industrial Development Revenue Bonds (Pine Prairie Energy Center LLC Project) Series 2006 (the “Bonds”) for the purpose of financing the acquisition, construction and installation of all facilities necessary and

1

appropriate in connection with the establishment of natural gas storage, pipelines and related handling and storage facilities within the Parish of Evangeline, State of Louisiana (the “Facility”) to be located on the Property, which Facility and Property will be owned by Vendee and leased to Vendor for a rental that is sufficient in amount to pay the principal of, interest and premium on the Bonds when they become due pursuant to a Lease Agreement dated of even date herewith by and between Vendee, as lessor, and Vendor, as lessee.
     All agreements and stipulations herein, and all the obligations herein assumed shall inure to the benefit of and be binding upon the successors and assigns of the respective parties, and Vendee, its successors and assigns shall have and hold the described property in full ownership forever.
     This act may be executed in one or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.
{The remainder of this page intentionally left blank}

2

     This act has been signed by Vendor on                                                              , 2006, in                                         ,                                         , in the presence of the undersigned notary public and witnesses.

Witnesses:	Pine Prairie Energy Center, LLC

By:

Printed Name:		Name:

Title:

Printed Name:

                                        , Notary Public
Parish / County of                                         ,
State of
Notary ID #
My commission expires
{seal}
{Signatures continued on following page}

3

     This act has been signed by Vendee on____, 2006, in Ville Platte, Louisiana, in the presence of the undersigned notary public and witnesses.

Witnesses:	Industrial Development Board No. 1 of the Parish of Evangeline, State of Louisiana, Inc.

By:

Printed Name:		Name:

Title:

Printed Name:

                                                , Notary Public
Parish of                                         , State of Louisiana
Notary ID #
My commission is for life

4

EXHIBIT E
FORM OF LEASE ADDENDUM

     This CONVEYANCE AND LEASE ADDENDUM NO. ___, dated as of                     , 20___ (this “Lease Addendum”), between INDUSTRIAL DEVELOPMENT BOARD NO. 1 OF THE PARISH OF EVANGELINE, STATE OF LOUISIANA, INC., a public corporation organized and existing under the laws of the State of Louisiana (herein called the “Lessor”), and PINE PRAIRIE ENERGY CENTER, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Lessee”).
W I T N E S S E T H
A. The Lessor and the Lessee have heretofore entered into the Agreement to Lease with Option to Purchase dated as of May 1, 2006 (the “Lease”) to which this Lease Addendum is an addendum.
B. The Lease provides for the execution and delivery of a Lease Addendum for the purposes and upon the terms and conditions set forth in Section 4.7 thereof.
     In consideration of the foregoing and the mutual agreements set forth herein and in the Lease, the Lessor and the Lessee agree as follows:
     1. Capitalized terms used but not defined in this Lease Addendum shall have the meanings specified in the Lease.
     2. The Lessee does by these presents transfer and convey to the Lessor, without any warranties of any nature whatsoever, but with full substitution and subrogation in and to all rights and actions of warranty which the Lessee has or may have against all preceding owners and vendors, the property described on Attachment 1 attached hereto and made a part hereof (the “Additional Property”), the delivery and possession of which the Lessor acknowledges. The Lessee hereby reserves unto itself, its heirs, successors and assigns, all of the oil, gas, sulphur and other minerals, ores and hydrocarbons of every kind and character that may now or hereafter be found, located, contained in, developed or taken from the Additional Property, as well as all mineral and royalty rights which appertain to the Additional Property, for the maximum time permitted by law (such reservation, the “Mineral Servitude”) and to the extent applicable, the Mineral Servitude is reserved and granted under and pursuant to La. R.S. § 31:149, et seq. The mineral servitude herein created may be maintained by unit operations and it is specifically provided that such unit operations will interrupt prescription as to the entirety of the mineral servitude herein created regardless of the location of the well and regardless of whether all or only part of the land is included in the unit. Notwithstanding the foregoing, the Lessee does hereby waive any right to use the surface for the development of the Mineral Servitude, such use being in the sole discretion of the Lessor. As provided in the Lease, the conveyance described in this paragraph 2 shall be for the consideration specified in the Lease and shall be without any additional consideration from the Lessor.
     3. All agreements and stipulations herein, and all the obligations herein assumed shall inure to the benefit of and be binding upon the successors and assigns of the respective parties, and the Lessor, its successors and assigns shall have and hold the described property in full ownership forever.

     4. The Lessor does hereby demise and lease to the Lessee, and the Lessee does hereby rent from the Lessor, the Additional Property and all of the Facilities, and all fixtures and components now or hereafter owned by the Lessor and installed in the Facilities or in any of such other buildings, structures and improvements now or hereafter located on the Additional Property, all pursuant to and in accordance with the terms of the Lease, and such Additional Property hereafter shall constitute a part of the Project and subject to the Lease.
     5. This Lease Addendum may be executed in any number of counterparts, each of which shall be deemed an original.
     6. This Lease Addendum shall in all respects be governed by and construed in accordance with the laws of the State of Louisiana.
     7. This Lease Addendum constitutes and addendum to, and a part of, the Lease, and the Lease, as hereby supplemented, remains in full force and effect.
     IN WITNESS WHEREOF, the Lessor and the Lessee have caused this Lease Addendum to be executed as of the date set forth above.

INDUSTRIAL DEVELOPMENT BOARD NO. 1 OF THE PARISH OF EVANGELINE, STATE OF LOUISIANA, INC.
By:
Name:
Title:

PINE PRAIRIE ENERGY CENTER, LLC
By:
Authorized Officer

[TO BE COMPLETED IF ADDITIONAL REAL PROPERTY IS BEING ADDED]
STATE OF LOUISIANA
PARISH OF EVANGELINE
     I, the undersigned, a Notary Public in and for said Parish in said State, do hereby certify that                     , whose name as                                          of                                          , is signed to the foregoing instrument, and who is known to me and known to be such officer, acknowledged before me on this day that, being informed of the contents of said instrument, he, in his capacity as such officer and with full authority, executed the same voluntarily and as the act of said Issuer.
     Given under my hand and seal of office this                      day of                                          , 20___.

NOTARY PUBLIC
STATE OF LOUISIANA
PARISH OF EVANGELINE
     I, the undersigned, a Notary Public in and for said Parish in said State, do hereby certify that                                         , whose name as                      of Pine Prairie Energy Center, LLC is signed to the foregoing instrument, and who is known to me and known to be such officer, acknowledged before me on this day that, being informed of the contents of said instrument, he, in his capacity as such officer and with full authority, executed the same voluntarily and as the act of said Lessee.
     Given under my hand and seal of office this                      day of                                           , 20___.

EXHIBIT F
FORM OF CONSENT AND AGREEMENT

EXHIBIT F
FORM OF
CONSENT AND AGREEMENT
          THIS CONSENT AND AGREEMENT (this “Consent”), dated as of May 8, 2006, among INDUSTRIAL DEVELOPMENT BOARD NO. 1 OF THE PARISH OF EVANGELINE, STATE OF LOUISIANA, INC., a public corporation organized and existing under the laws of the State of Louisiana (the “Consenting Party”), PINE PRAIRIE ENERGY CENTER, LLC, a Delaware limited liability company (the “Borrower”), and SUNTRUST BANK, INC., as collateral agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement as hereinafter defined).
RECITALS
          WHEREAS, the Borrower proposes to finance, develop, construct, lease and/or own and operate an underground natural gas storage facility, together with all related facilities, located near the village of Pine Prairie in Evangeline Parish and in Acadia Parish and Rapides Parish, Louisiana (the “Project”);
          WHEREAS, the Borrower and the Consenting Party have entered into that certain Agreement to Lease with Option to Purchase (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Lease”);
          WHEREAS, pursuant to the Lease, the Borrower has agreed to lease the Project (as defined in the Lease) from the Consenting Party in exchange for the payment of rent and other payments;
          WHEREAS, pursuant to that certain Credit Agreement, dated as of May 9, 2006 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Credit Agreement”), among the Borrower, SunTrust Bank, Inc. (“SunTrust”), as Initial Lender and LC Issuer (the “Initial Lender”), the banks and other financial institutions or entities from time to time party thereto (together with the Initial Lender, the “Lenders”), SunTrust, as administrative agent and collateral agent for the Lenders, SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., as lead arranger and bookrunner, ING Capital LLC, as syndication agent, and Bank of America, N.A., and Cobank, ACB, as co-documentation agents, the Lenders have agreed to make loans to the Borrower to finance the construction, development and operation of the Project, including related debt service and pad gas costs;
          WHEREAS, as security for its obligations to the Lenders under the Credit Agreement (the “Obligations”), the Borrower, among other things, has collaterally assigned all of its right, title and interest in, to and under, and granted a security interest in, the Lease to the Collateral Agent for the benefit of the Secured Parties pursuant to the Leasehold Mortgage, Security Agreement, Financing Statement, Fixture Filing and Assignment of Leases, Rents and Security Deposits dated as of May 9, 2006 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Leasehold Mortgage”) by the Borrower in favor of the Collateral Agent for the benefit of the Secured Parties; and
          WHEREAS, it is a condition precedent to the Secured Parties extending credit to the Borrower pursuant to the Credit Agreement and entering into certain other agreements relating to the Credit Agreement, including the Leasehold Mortgage (collectively, the “Loan Documents”) that the Consenting Party execute and deliver this Consent.
          NOW, THEREFORE, as an inducement to the Secured Parties to extend credit to the Borrower pursuant to the Credit Agreement and the Loan Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Consenting Party hereby agrees as follows:
          SECTION 1. CONSENT TO ASSIGNMENT, ETC.
          1.1 Consent to Assignment. The Consenting Party (a) acknowledges that the Collateral Agent and the Secured Parties are entering into the Credit Agreement and the Loan Documents and extending credit in reliance upon the execution and delivery by the Consenting Party of the Lease and this Consent, (b) consents in all respects to the pledge and collateral assignment to the Collateral Agent of all of the Borrower’s right, title and interest in, to and under the Lease pursuant to the Leasehold Mortgage; and (c) acknowledges the right, but not the obligation, of the Collateral Agent, in the exercise of the Collateral Agent’s rights and remedies under the Leasehold Mortgage, to make all demands, give all notices, cure all defaults, take all actions and exercise all rights of the Borrower all in accordance with the Lease, and agrees that, in such event, the Consenting Party shall perform for the benefit of the Secured Parties its obligations in accordance with the Lease.
          1.2 Rights under the Lease. Nothing herein shall require the Collateral Agent to cure any default of the Borrower under the Lease or to perform under the Lease, but shall only give the Collateral Agent the option to do so.
          1.3 Substitute Owner. The Consenting Party agrees that, if the Collateral Agent shall notify the Consenting Party that an event of default under the Credit Agreement has occurred and is continuing and that the Collateral Agent has exercised its rights (a) to have itself or its designee substituted for the Borrower under the Lease (including pursuant to paragraph 1.6 below) or (b) to sell, assign, transfer or otherwise dispose of the Lease to any person, including, without limitation, any purchaser or grantee at a foreclosure or by a conveyance by the Borrower in lieu of foreclosure, then the Collateral Agent, the Collateral Agent’s designee or such person (each, a “Substitute Owner”) shall be substituted for the Borrower under the Lease and that, in such event, the Consenting Party will accept the performance by the Substitute Owner of the obligations of the Borrower under the Lease; provided that if such Substitute Owner is any person or entity other than the Collateral Agent, the Consenting Party consents to such sale, assignment, transfer or other disposition, which consent shall not be unreasonably withheld. Upon any sale, assignment, transfer or disposition pursuant to clause (b) above to a Substitute Owner that has assumed in writing for the benefit of the Consenting Party the obligation to perform all of the Borrower’s obligations under the Lease, each of the Collateral Agent, its designees and the Secured Parties (other than a Substitute Owner) shall be relieved of any and all obligations arising under the Lease.
          1.4 Right to Cure. The Consenting Party agrees that in the event of a failure, breach or default by the Borrower in the performance of any of its obligations under the Lease, or upon the occurrence or non-occurrence of any event or condition under the Lease, which would immediately or with the passage of any applicable grace period or the giving of notice, or both, enable the Consenting Party to terminate or suspend its obligations or exercise any other right or remedy under the Lease or under applicable law (hereinafter a “default”), the Consenting Party will continue to perform its obligations under the Lease and will not exercise any such right or remedy until it first gives prompt written notice of such default to the Collateral Agent and affords the Collateral Agent a period of at least thirty (30) days (or if such default is a non- monetary default, such longer period not to exceed sixty (60) days as is required so long as any such party has commenced and is diligently pursuing appropriate action to cure such default) from the later of (i) the expiry of the Borrower’s cure rights with respect to such default under the Lease and (ii) the Collateral Agent’s receipt of written notice from the Consenting Party of such default;provided,however, that if the Collateral Agent is prohibited from curing any such default by any process, stay or injunction issued pursuant to any bankruptcy or insolvency proceeding involving the Borrower, then the time periods specified in this Section 1.4 for curing a default shall be extended for the period of such prohibition.
          1.5 No Termination, Assignments or Material Amendments. The Consenting Party will not, without the prior written consent of the Collateral Agent, which consent shall not be unreasonably withheld, conditioned or delayed, except as specified herein or as permitted by the Loan Documents, (a) enter into any consensual cancellation or termination of the Lease, (b) except as permitted under the Lease (but subject to the cure rights set forth in paragraph 1.4 above), suspend its performance of any obligations under the Lease (except as permitted under paragraph 1.4 above), (c) except as permitted under the Lease sell, assign or otherwise transfer any of its right, title and interest in the Lease to any other Person (a “Transferee”) or (d) consent to any such sale, assignment or transfer by the Borrower.
          1.6 Replacement Agreement. In the event that the Lease is rejected or terminated as a result of any bankruptcy or insolvency proceeding affecting the Borrower, the Consenting Party will, at the option of the Collateral Agent, enter into a new agreement with the Collateral Agent (or its transferee or other nominee that owns or leases the Project) for the remaining term of the Lease and having other terms that are substantially the same as the terms of the Lease.
          1.7 No Liability. The Consenting Party acknowledges and agrees that neither the Collateral Agent, the Collateral Agent’s designee nor the Secured Parties shall have any liability or obligation under the Lease as a result of this Consent, the Leasehold Mortgage or otherwise, nor shall the Collateral Agent, the Collateral Agent’s designee or the Secured Parties be obligated or required to (a) perform any of the Borrower’s obligations under the Lease (including any replacement Lease entered into pursuant to paragraph 1.6 above), except, in the case of the Collateral Agent, during any period in which the Collateral Agent has entered into a replacement agreement pursuant to Section 1.6 or, in the case of the Collateral Agent or the Collateral Agent’s designee, during any period in which the Collateral Agent or the Collateral

Agent’s designee is a Substitute Owner pursuant to Section 1.3, in which case the Collateral Agent or such Substitute Owner, as applicable, shall have all of the obligations and liabilities of the Borrower under the Lease or (b) take any action to collect or enforce any claim for payment assigned under the Leasehold Mortgage.
          1.8 Delivery of Notices. The Consenting Party shall deliver to the Collateral Agent, concurrently with the delivery thereof to the Borrower, a copy of each notice of default, violation or breach, given by the Consenting Party under or pursuant to the Lease.
          SECTION 2. PAYMENTS UNDER THE ASSIGNED LEASE
          2.1 Payments. So long as the Obligations are outstanding, the Consenting Party will pay all amounts payable by it to the Borrower under the Lease, if any, in the manner required by the Lease directly into the account specified on Exhibit A hereto, or to such other person or account as shall be specified from time to time by the Collateral Agent to the Consenting Party in writing.
          SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE CONSENTING PARTY
          In order to induce the Collateral Agent and the Secured Parties to enter into the Credit Agreement and the other Loan Documents and to induce the Secured Parties to extend credit pursuant to the Credit Agreement and the other Loan Documents, the Consenting Party makes the following representations and warranties as of the date hereof.
          3.1 Organization; Power and Authority. The Consenting Party is duly incorporated under the provisions of the Act (as defined in the Lease), as now existing, by Articles of Incorporation duly filed for record with the Louisiana Secretary of State and the Clerk of Court of Evangeline Parish, Louisiana, and said Articles of Incorporation have not been revoked and are in full force and effect and the Consenting Party is not in default under any of the provisions contained in such Articles of Incorporation or in its Bylaws or in the laws of the State of Louisiana.
          3. 2 Authorization. The execution, delivery and performance by the Consenting Party of this Consent and the Lease have been duly authorized by all necessary action on the part of the Consenting Party, and do not and will not require any approval or consent of any other person or entity, except approvals or consents which have previously been obtained.
          3.3 Execution and Delivery; Binding Agreements. Each of this Consent and the Lease is in full force and effect, has been duly authorized and duly executed and delivered on behalf of the Consenting Party by the appropriate officers of the Consenting Party, and constitutes the legal, valid and binding obligation of the Consenting Party, enforceable against the Consenting Party in accordance with its terms except as the enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (b) general equitable principles (whether considered in a proceeding in equity or at law).

          3.4 Compliance. The Consenting Party is not subject to any charter, by-law or contractual limitation or provision of any nature whatsoever which in any way limits, restricts or prevents the Consenting Party from entering into the Lease and this Consent or performing its obligations thereunder or hereunder.
          3.5 No Default or Amendment. Neither the Consenting Party nor, to the Consenting Party’s knowledge, any other party to the Lease is in default of any of its obligations thereunder. The Consenting Party has no existing counterclaims, offsets or defenses against the Borrower. The Consenting Party and, to the Consenting Party’s knowledge, each other party to the Lease have complied with all conditions precedent to the respective obligations of such party to perform under the Lease. To the Consenting Party’s knowledge, no event or condition exists, which would either immediately or with the passage of any applicable grace period or giving of notice, or both, enable either the Consenting Party or the Borrower to terminate or suspend its obligations under the Lease. The Lease has not been amended, modified or supplemented in any manner.
          3.6 No Previous Assignments. Other than in respect of the assignment contemplated by Section 13.12 of the Lease, the Consenting Party has no notice of, and has not consented to, any previous assignment of all or any part of its rights under the Lease, which has not been terminated as of the date of this Consent.
          SECTION 4. MISCELLANEOUS
          4.1 Notices. All notices and other communications hereunder shall be in writing, shall be deemed given upon receipt thereof by the party or parties to whom such notice is addressed, shall refer on their face to the Lease (although failure to so refer shall not render any such notice or communication ineffective), shall be sent by first class mail, by personal delivery or by a nationally recognized courier service, and shall be directed as follows:

If to the Consenting Party:	INDUSTRIAL DEVELOPMENT BOARD NO.l
OF THE PARISH OF EVANGELINE, STATE OF
LOUISIANA, INC.
c/o Evangeline Parish District Attorney
202 Courthouse, 200 Court Street
Ville Platte, Louisiana 70586

If to the Borrower:	PINE PRAIRIE ENERGY CENTER, LLC
333 Clay Street, Suite 1600
Houston, Texas 77002
Attention: Mr. Al Swanson
Telephone: (713)646-4455
Fax: (713) 646-4564

If to the Collateral Agent:	SUNTRUST BANK, INC.
303 Peachtree Street, N.E.
Atlanta, Georgia 30303
Attention: Mr. Jim Warren

Telephone: (404)588-7824
Fax: (404)827-6270
          The above parties may, by notice given hereunder, designate any further or different addresses to which subsequent notices or other communications shall be sent.
          4.2 Governing Law; Submission to Jurisdiction. THIS CONSENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF LOUISIANA.
          4.3 Counterparts. This Consent may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
          4.4 Headings Descriptive. The headings of the several sections and subsections of this Consent are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Consent.
          4.5 Severability. In case any provision in or obligation under this Consent shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
          4.6 Amendment, Waiver. Neither this Consent nor any of the terms hereof may be terminated, amended, supplemented, waived or modified except by an instrument in writing signed by the Consenting Party, the Borrower and the Collateral Agent.
          4.7 Termination, (a) Except as specified herein, the Consenting Party has no right, and shall have no right, to terminate this Consent or to be released, relieved or discharged from any obligation or liability hereunder until the earlier of (i) termination or expiration of the Lease and (ii) the date when all Obligations have been satisfied in full, notice of which shall be provided by the Collateral Agent when all such Obligations have been so satisfied (the “Termination Notice”).
     (b) In the event that the Collateral Agent delivers the Termination Notice to the Consenting Party pursuant to this Section 4.7, this Consent shall terminate for all purposes as to the Collateral Agent and the Credit Agreement and the other Loan Documents, and the Collateral Agent and the Secured Parties shall have no further rights or obligations under this Consent; provided, however, that the Consenting Party agrees that this Consent shall continue to apply for the benefit of the Borrower and the providers of new credit facilities to the Borrower or any of its Affiliates to replace the Credit Agreement (such provider or providers of new credit facilities to be referred to as “New Lender” or “New Lenders”), provided, further, that (i) within fifteen (15) days following delivery by the Collateral Agent to the Consenting Party , with a copy to the Borrower, of the Termination Notice pursuant to this Section 4.7, the New Lender or New Lenders or an agent, trustee or other representative of the New Lender or New Lenders, shall have notified the Consenting Party that it assumes the rights and the prospective obligations of the “Collateral Agent” under this Consent, and shall have supplied substitute notice address information for Section 4.1 and new payment instructions (countersigned on behalf of the Borrower) for Exhibit A, and (ii) thereafter, (A) the term loans under this Consent shall be deemed to refer to the new credit facilities, (B) the term “Collateral Agent” or “Secured Parties” shall be deemed to refer to the New Lender or New Lenders or any agent or trustee for the New Lender or New Lenders, (C) the term “Credit Agreement” shall be deemed to refer to the credit agreement, indenture or other instrument providing for the new credit facilities and (D) the term “Leasehold Mortgage” shall be deemed to refer to the security agreement under which the Lease is assigned as collateral to secure performance of the obligations of the Borrower under the new credit facilities.
          4.8 Successors and Assigns. This Consent shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties, their designees and their respective successors and permitted assigns.
          4.9 Further Assurances. The Consenting Party agrees to execute such acknowledgments or such other instruments and take such other actions as the Borrower or the Collateral Agent shall reasonably request in connection with the transactions provided for in this Consent.
          4.10 Survival. All agreements, statements, representations and warranties made by the Consenting Party herein shall be considered to have been relied upon by the Collateral Agent and the Secured Parties and shall survive the execution and delivery of this Consent.
          4.11 No Waiver; Remedies Cumulative. No failure or delay on the part of the Collateral Agent in exercising any right, power or privilege hereunder and no course of dealing between the Consenting Party and the Collateral Agent shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other exercise, or the further exercise, of any other right, power or privilege hereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that the Collateral Agent would otherwise have.
          4.12 Entire Agreement. This Consent embodies the complete agreement among the parties hereto with respect to the matters specified herein and supersedes all other oral or written understandings or agreements.
[Signatures on Following Page]

          IN WITNESS WHEREOF, the Consenting Party, the Borrower and the Collateral Agent have caused this Consent to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

INDUSTRIAL DEVELOPMENT BOARD NO.1 OF THE PARISH OF EVANGELINE, STATE OF LOUISIANA, INC.
By:
Name:
Title:

PINE PRAIRIE ENERGY CENTER, LLC, a Delaware limited liability company
By:
Name:
Title:

SUNTRUST BANK, INC., as Collateral Agent
By:
Name:
Title: